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Exhibit 6(a)

                                RESTATED CHARTER
                                       OF
                   NATIONAL SECURITY LIFE AND ANNUITY COMPANY
                                      UNDER
                   SECTION 807 OF THE BUSINESS CORPORATION LAW
                                       AND
                        SECTION 1206 OF THE INSURANCE LAW


         WE, THE UNDERSIGNED, being the President and the Secretary of National Security Life and Annuity Company, hereby certify and set forth:

         1. The name of the corporation is National Security Life and Annuity Company. The corporation was originally incorporated under the name of The Urbaine Life Reinsurance Company.

         2. The Charter of National Security Life and Annuity Company (formerly First ING Life Insurance Company of New York, and prior to that The Urbaine Life Reinsurance Company) was filed in the office of the Superintendent of Insurance of the State of New York on February 7, 1973, and subsequently amended on June 27, 1977, restated on May 21, 1993, and amended on June 2, 1994, on May 2, 1997, and on _____________, 2001,

         3. The Charter of National Security Life and Annuity Company is hereby amended by striking Articles I through X in their entirety and substituting in lieu thereof the Articles set forth herein below and restated in its entirety as follows:

                                    ARTICLE I

         The name of this Corporation shall be:

                   NATIONAL SECURITY LIFE AND ANNUITY COMPANY

                                   ARTICLE II

          The principal office of this Corporation shall be in the County of Broome, in the State of New York.

                                   ARTICLE III

         SECTION 1. The kinds of insurance to be transacted by the Corporation are those kinds specified in Paragraphs "1", "2", and "3", of Section 1113(a) of the Insurance Law of the State of New York as follows:

(1) "Life Insurance," means every insurance upon the lives of human beings, and every

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insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by
Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980C of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law.

(2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law.

(3) "Accident and Health Insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

         SECTION 2. The Corporation may also engage in the reinsurance of the kinds of insurance business it is authorized to do.

         SECTION 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of the Corporation to carry on any other business to the extent necessarily or properly incidental to such kinds of insurance.


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         SECTION 4. The Corporation shall have full power and authority to cede reinsurance of any risks taken by it subject to the Insurance Law and the rules and regulations of the Insurance Department of the State of New York.

                                   ARTICLE IV

         The corporate powers of the Corporation shall be exercised through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the By-Laws of the Corporation shall empower.

                                    ARTICLE V

         SECTION 1. The number of directors of the Corporation shall be not less than nine (9) nor more than twenty-one (21) and shall be determined by the provisions of the By-Laws, provided, however, that the number of directors shall be increased to not less than thirteen (13) directors within one year following the end of the calendar year in which the Corporation's admitted assets exceed $1,500,000,000. At least one third of the directors, but not less than four (4) of the directors, shall not be officers or employees of the Corporation or of any company controlling, controlled by or under common control with, the Corporation and shall not be beneficial owners of a controlling interest in the voting stock of the Corporation or of any such company. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

         SECTION 2. The directors shall be elected at each annual meeting of the shareholders of the Corporation, which shall be held on the third Thursday in May of each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day or on such other day as may be designated by the Chairman of the Board of Directors, by the Chief Executive Officer or by a majority of the Board of Directors, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.

         SECTION 3. At all times a majority of the directors shall be citizens and residents of the United States, and not less than three (3) thereof shall be residents of the State of New York, and each director shall be at least eighteen
(18) years of age.

                                   ARTICLE VI

         The amount of the authorized capital of this Corporation shall be TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), to consist of TEN THOUSAND (10,000) shares of stock of the par value of TWO HUNDRED FIFTY DOLLARS ($250.00) per share.

                                   ARTICLE VII

         The holders of stock of the Corporation shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or


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evidencing or carrying the right to purchase, shares of stock of any class or any other securities now or hereafter authorized.


                                  ARTICLE VIII

         The Board of Directors shall have the power to adopt By-Laws of the Corporation and to amend the same from time to time in whole or in part.

                                   ARTICLE IX

         The duration of the corporate existence of this Corporation shall be perpetual.

                                    ARTICLE X

         No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law or knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this restatement by the shareholders of the Corporation.


         4. This Restated Charter of National Security Life and Annuity Company was authorized by the Board of Directors by written consent in lieu of a meeting executed as of ____________, followed by the affirmative vote of the sole shareholder by written consent in lieu of a special meeting executed as of __________, to be effective upon filing with the Superintendent of Insurance of the State of New York.

         IN WITNESS, the undersigned have executed and signed this Certificate this day of _________.



                                        ---------------------------------------
                                        Daniel J. Fischer
         (SEAL)                         President



                                        ---------------------------------------
                                        Susan E. Mistretta
                                        Secretary


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                            CORPORATE ACKNOWLEDGMENT


STATE OF NEW YORK        )
                         )  SS.
COUNTY OF BROOME         )


         On the day of ___________, 2001, before me, _________________________,
Notary Public, personally appeared Daniel J. Fischer and Susan E. Mistretta, personally known to me or proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity of President and Secretary of National Security Life and Annuity Company, and that by their signatures on the instrument the entity upon behalf of which the persons acted, and executed the instrument.

         WITNESS my hand and official seal.



                                        ----------------------------------------
                                        Notary Public


My commission expires:









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